Exhibit 4.4

ASSET PURCHASE AGREEMENT, dated as of December 31, 2007, by and between CITIBANK, N.A., a national banking association organized under the laws of the United States of America (“Purchaser”), and BANCO DE CHILE, a banking corporation organized under the laws of the Republic of Chile (“Parent”, and together with the Branches (as defined below), the “Sellers”).

W I T N E S S E T H:

WHEREAS, Citigroup Inc., a Delaware corporation and the parent of Purchaser (“Citigroup”), Quiñenco S.A., a corporation organized under the laws of the Republic of Chile and the controlling shareholder of Seller, and Citibank Overseas Investment Corporation, a corporation formed under the United States Federal Reserve Act, and an affiliate of Citigroup, have entered into the Framework Agreement (Contrato Marco de Asociación) dated as of July 19, 2007 (the “Framework Agreement”), which included as Annex B thereto the agreed upon terms and conditions of the purchase agreement for the Branches;

WHEREAS, Parent wishes to sell, convey, assign, transfer and deliver (or cause the applicable Seller to sell, convey, assign, transfer and deliver) to Purchaser or an Affiliate of Purchaser, and Purchaser wishes to acquire, or cause an Affiliate of Purchaser to acquire, from the Sellers, in each case as contemplated by the Framework Agreement, substantially all of the assets and operations used for or in connection with, or arising out of, and offer employment to substantially all the personnel employed in, the banking, investment (including, for the avoidance of doubt, the business activities currently conducted under, or pursuant to, the Pershing Agreement (as defined below)) and other businesses conducted, and related services provided, by Sellers in the Miami and New York branches of Parent as further identified in Exhibit A hereto (the “Branches”, and each individually a “Branch”) (such business activities, other businesses and related services, collectively, the “Business”), subject (other than as set forth below) to the assumption of the related liabilities; and

WHEREAS, in connection with the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, the parties contemplate that Purchaser and its Affiliates will succeed to the relationships of the Branches with their respective Customers, Offshore Brokerage Customers, borrowers and other obligors, and other customers (insofar as they pertain to the Business, the “Relationships”) and the rights, privileges and powers of Sellers and their Affiliates with respect thereto.

NOW, THEREFORE, in consideration of the foregoing recitals and the following terms, covenants, and conditions, the parties agree as follows:

ARTICLE 1

DEFINITIONS

“Acquired Assets” has the meaning ascribed to it in Section 2.2(a).

“ACH Accounts” means all Deposit accounts subject to arrangements between the owner of the account and a third party that directly makes automated clearing house debits and credits, including social security payments, Federal recurring payments, and other payments debited and/or credited on a regularly scheduled basis to or from such accounts.

“Affiliate” means any person who is an “affiliate” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended; provided, that for purposes of this Agreement, Seller and Purchaser shall not be Affiliates of each other.

“Agreement” means this Agreement as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

“Anti-Money Laundering Materials” means all “Know Your Customer” forms and all related documentation as to identity and source of funds required to be obtained by Seller from the current and former customers of the Branches.

“Approvals” means each consent, approval, order, authorization, registration, declaration from, or filing with, any Governmental Entity necessary or required in connection with the execution and delivery of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

“Assumed Liabilities” has the meaning ascribed to it in Section 2.3(a).

“Assumption Agreement” means one or more assignment and assumption agreements in substantially the form and substance attached hereto as Exhibit B, which collectively evidence the assumption of the Assumed Liabilities.

“Authorization” means, for any Relationship or any related Acquired Asset: (i) any Third Party Consent required both (a) to assign or permit assignment to Purchaser of all of Sellers’ legal capacity, right, title and interest under such Relationship and/or the related Acquired Assets to the full extent contemplated by Section 2.2, and (b) to cause Purchaser to assume the Assumed Liabilities related to (or arising out of) the Relationship to the full extent contemplated by Section 2.3, in each case without a breach or other contravention of, or triggering a right of termination under, the relevant Governing Instruments or any other agreement, mortgage, contract, license or other instrument binding upon Sellers; (ii) any statutory, judicial or regulatory procedure or authorization available under applicable Law for assignment and assumption of the Relationship in lieu of the Third Party Consents referred to in clause (i); (iii) any authority for Relationship transfer and succession contained in the Governing Instrument that does not require any Third Party Consent described in clause (1) above (including provisions that automatically transfer the Relationship to Purchaser upon the transfer to it of all or substantially all of the Business); or (iv) with respect to any Relationships for which the Authorizations described in clauses (i) through (iii) have not been obtained, the process described in Section 5.9(b).

“Balance Sheet” has the meaning ascribed to it in Section 3.4(a).

“Banchile” means Banchile Corredores de Bolsa S.A., a subsidiary of Parent.

“Banchile Pershing Agreement” means the Fully Disclosed Clearing Agreement dated March 1, 2006 between Pershing LLC and Banchile.

“Bill of Sale” means one or more bills of sale in substantially the form and substance attached hereto as Exhibit C, which collectively convey the Acquired Assets.

“Branch” has the meaning ascribed to it in the preamble.

“Branch Account” has the meaning ascribed to it in Section 5.8.

“Branch Account Report” has the meaning ascribed to it in Section 5.8.

“Branch Employee” means an employee of the Sellers whose principal place of employment is at one of the Branches and whose principal employment activities are related to the Business.

“Branch Financial Disclosure” means the financial disclosures set forth in Annex L to the Framework Agreement, a copy of which is attached as Exhibit D hereto.

“Branches Final Wind Up Date” means the date when Sellers shall have taken all of the actions provided under Section 5.18 and completed all of the steps required to give effect to the liquidation, winding-up, satisfaction or discharge, as applicable, of all remaining assets, liabilities and operations of the Branches.

“Branch Wind Up Employee” means each Branch Employee identified on Schedule 6.1(b).

“Business” has the meaning ascribed to it in the preamble.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in Santiago de Chile, Chile, New York, New York or Miami, Florida are authorized or required by Law to close.

“Business Material Adverse Effect” means a material adverse effect on the Business taken as a whole or on the ability of Sellers to perform their respective obligations under this Agreement or any of the other Transaction Documents to which it is a party.

“Capital Equivalency Deposits” has the meaning ascribed to it in Section 2.2(a)(xi).

“Citigroup” has the meaning ascribed to it in the preamble.

“Closing” has the meaning ascribed to it in Section 8.1(a).

“Closing Date” has the meaning ascribed to it in Section 8.1(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Consent Orders” means the Cease and Desist Order dated February 1, 2005, of the Board of Governors of the U.S. Federal Reserve System (with respect to the Miami Branch) and the Consent Order dated February 1, 2005, of the U.S. Federal Reserve Board and the OCC (with respect to the New York Branch).

“Contracts” has the meaning ascribed to it in Section 2.2(a)(vi).

“Customers” means the Persons who hold customer accounts that are maintained with or through either of the Branches as of the Closing Date.

“Customer Account Agreements” means all the account agreements between Customers and Sellers relating to the Customer Accounts.

“Customer Accounts” means all the accounts of Customers that are maintained with or through either of the Branches as of the Closing Date.

“De Minimis Claim” has the meaning ascribed to it in Section 11.3(a).

“Deposits” means, as of any date, all deposits (as defined in 12 U.S.C. § 1813(1)) maintained with or through a Branch or otherwise related to the Business as reflected in the Sellers’ books and records as of the close of business on such date, together with interest, if any, that is accrued but unposted as of the close of business on such date.

“Designated Clearing Agent” means Pershing LLC or such other Person that is registered as a broker dealer under the U.S. Securities Exchange Act of 1934 and will act as clearing broker for Purchaser’s Broker Dealer.

“Designated Excluded Accounts” has the meaning ascribed to it in Section 5.2(b).

“E-2 Visa Employee” means each Branch Employee identified on Schedule 6.1(a) as being resident in the United States pursuant to an E-2 visa.

“Encumbrances” means any claim, mortgage, servitude, easement, right of way, equitable interest, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, right of first refusal, environmental use restriction or similar restriction; provided, however, that the term “Encumbrance” does not include (i) mechanic’s, materialman’s or similar liens with respect to amounts that are not yet due and payable or that are being contested in good faith, (ii) liens for Taxes that are not yet due and payable or that are being contested in good faith, (iii) liens securing rental payments under capital lease arrangements, (iv) restrictions on the transferability of securities arising under any applicable securities laws, (v) restrictions arising under applicable zoning and other land use laws that do not, individually or in the aggregate, have a Business Material Adverse Affect, (vi) defects, easements, rights of way, restrictions, covenants, claims or other non-monetary items relating to real property that do not, individually or in the aggregate, have a Business Material Adverse Effect, (vii) matters of public record, (viii) statutory Encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business and which is not delinquent or is being contested in good faith, (ix) any matter which a survey or physical inspection of the Real Property would show or (x) claims, servitudes, easements, rights of way, equitable interests, leases or other possessory interests, liens, options, pledges, security interests, preferences, priorities, rights of first refusal or similar restrictions that would not, individually or in the aggregate, have a Business Material Adverse Effect.

“Excluded Assets” has the meaning ascribed to it in Section 2.2(b).

“Excluded Liabilities” has the meaning ascribed to it in Section 2.3(b).

“Excluded Records” has the meaning ascribed to it in Schedule 5.17.

“FDIC” means the U.S. Federal Deposit Insurance Corporation.

“Financial Asset Documents” means all written loan agreements, notes, Security Agreements, guarantees, Uniform Commercial Code financing statements and other written agreements and documents underlying, supporting or comprising the Loans funded prior to the Closing.

“Financial Statements” has the meaning ascribed to it in Section 3.4(a).

“Framework Agreement” has the meaning ascribed to it in the preamble.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governing Instruments” means, collectively, the Customer Account Agreements and the other agreements or instruments (including deposit agreements or instruments, loan agreements, promissory notes, letters of credit, investment instructions and related agreements or other account or investment agreements relating to the Relationships) or other requisite authorization documents, under which Sellers provide services to a Customer or act in an agency, fiduciary or other capacity (or have liabilities, rights or obligations in such capacity) for a Relationship, in each case, that are in effect on the date of this Agreement or are entered into after the date of this Agreement but on or prior to the Closing Date.

“Governmental Entity” means any (i) region, state, county, municipality, city, town, village, district or other jurisdiction, (ii) federal, state, provincial, local, municipal or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, self-regulatory organization or other entity and any court or other tribunal), (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature or (v) official of any of the foregoing.

“Historical Records” has the meaning ascribed to it in Section 5.7(d).

“Home Office Loan” means any secured or unsecured loans or extensions of credit that are owned by a Branch and with respect to which any Seller or an Affiliate of Sellers is a borrower or an obligor.

“Indebtedness” of any Person means (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments related to transactions that are classified as financings under GAAP, (iii) obligations of such Person to pay the deferred purchase price of property or services, (iv) obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) obligations secured by a lien, security interest, charge, encumbrance or other right or claim of any Person upon property or assets owned (under GAAP) by such Person, even though such Person has not assumed or become liable for the payment of such obligations and (vi) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor, against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above.

“Indemnifiable Losses” has the meaning ascribed to it in Section 11.1.

“Indemnified Party” has the meaning ascribed to it in Section 11.4(a).

“Indemnifying Party” has the meaning ascribed to it in Section 11.4(a).

“Integration” means the processes necessary to effect the transfer of the Relationships to Purchaser, the assignment of the Acquired Assets to Purchaser, the assumption of the Assumed Liabilities by Purchaser and the continued operation of the Business by Purchaser following the Closing Date.

“Integration Plan” has the meaning ascribed to it in Section 5.17(a).

“Investments” has the meaning ascribed to it in Section 2.2(a)(iii).

“IPB Services” means the types and categories of services provided by Purchaser’s International Personal Banking (IPB) business unit to its customers as of the date hereof.

“IRS” means the United States Internal Revenue Service.

“Judgment” means any judgment, ruling, order, arbitral award or decree.

“Law” means any writ, injunction, Judgment, law, decision, opinion, statute, rule or regulation of any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state or local government or any subdivision thereof, or of any Governmental Entity.

“Liabilities” means all liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“License Agreement” means the License Agreement to be entered into between Citigroup and Parent as contemplated by paragraph (h) of the second article of the Framework Agreement.

“Loans” has the meaning ascribed to it in Section 2.2(a)(ii).

“New Clearing Agreement” means a new fully-disclosed clearing agreement between Purchaser’s Broker Dealer and the Designated Clearing Agent in form and substance satisfactory to Purchaser, pursuant to which the Designated Clearing Agent will act as clearing broker for Purchaser’s Broker Dealer with respect to the Offshore Brokerage Customers from and after the Closing Date.

“New Hire Employee” means any Branch Employee to whom Purchaser offers employment pursuant to Article 6 and who accepts such offer and becomes employed by Purchaser as of the Closing Date (or, (i) in the case of a Branch Wind Up Employee, as of the Branches Final Wind Up Date, and (ii) in the case of an E-2 Visa Employee, as of the date on which such E-2 Visa Employee obtains the appropriate visa status to be permanently employed in the United States by Purchaser or one of its Affiliates).

“OCC” means the Office of the United States Comptroller of the Currency.

“Offshore Brokerage Customer” means a Customer of the New York Branch whose brokerage transactions are currently cleared by Pershing LLC pursuant to the Pershing Agreement.

“Parent” has the meaning ascribed to it in the preamble.

“Parent’s Broker Dealer” means Banchile, or such succeeding entity that provides broker dealer services to Parent’s onshore brokerage customers from and after the Closing Date.

“Parent Indemnified Parties” has the meaning ascribed to it in Section 11.2.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Government Entity.

“Pershing Agreement” means, collectively, (i) the Fully Disclosed Clearing Agreement dated May 11, 2006, between the Banco de Chile New York Branch and Pershing LLC governing clearing brokerage services provided by Pershing to Customers of the New York Branch and (ii) the Master Agreement dated December 9, 2003, between Banco de Chile New York Branch and Pershing LLC and the specifically related agreements, but, solely for the avoidance of doubt, excluding the Banchile Pershing Agreement.

“Personal Property” has the meaning ascribed to it in Section 2.2(a)(viii).

“Potential Contributor” has the meaning ascribed to it in Section 11.6.

“Purchase Price” has the meaning ascribed to it in Section 2.1.

“Purchaser” has the meaning ascribed to it in the preamble.

“Purchaser Indemnified Parties” has the meaning ascribed to it in Section 11.1.

“Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations hereunder or under any of the other Transaction Documents.

“Purchaser’s Broker Dealer” means an Affiliate of Purchaser that is registered as a broker dealer under the U.S. Securities Exchange Act of 1934 and provides broker dealer services to Purchaser’s brokerage customers.

“Purchaser’s Required Regulatory Approvals” has the meaning ascribed to it in Section 4.3.

“Real Property Leases” has the meaning ascribed to it in Section 2.2(a)(vii).

“Records” means all records and documents inscribed on a tangible medium or stored in an electronic medium in the possession of Sellers or their Affiliates which pertain to and are utilized by Sellers or such Affiliates to administer, reflect, monitor, evidence or record information respecting the Business, all rights of Sellers or their Affiliates to or interest in, any such records and documents that are in the possession of third parties, and all such records and documents respecting (i) the Acquired Assets, (ii) the Assumed Liabilities, and (iii) all Tax Certification Materials and Anti-Money Laundering Materials.

“Relationships” has the meaning ascribed to it in the preamble.

“Reports of Assets and Liabilities” means the Reports of Assets and Liabilities of U.S. Branches and Agencies of Foreign Banks for the Branches as of March 31, 2007, filed by Parent with the Board of Governors of the U.S. Federal Reserve System, the FDIC and the OCC.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant or other representative of that Person.

“Required Regulatory Approvals” means, collectively, the Purchaser’s Required Regulatory Approvals and the Sellers’ Required Regulatory Approvals.

“Security Agreements” means any security agreements, guarantees or other arrangements for security or collateral securing the repayment or other satisfaction of Indebtedness.

“Seller Benefit Plan” means any pension, benefit or compensation plan, contract, policy or arrangement covering current or former employees of Parent or its Affiliates and current or former directors of Parent or its Affiliates, including “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended, and any deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive or bonus plan.

“Sellers” has the meaning ascribed to it in the preamble.

“Sellers’ Disclosure Schedule” means the disclosure schedules delivered to Purchaser by Sellers on or prior to the date of this Agreement.

“Sellers’ Required Regulatory Approvals” has the meaning ascribed to it in Section 3.3.

“Services Agreement” means a service level agreement that is mutually acceptable to Parent and Purchaser and to be entered into on or before the Closing Date by Purchaser, Parent and their respective Affiliates, as applicable.

“Statement of Operations” has the meaning ascribed to it in Section 3.4(a).

“Systems” has the meaning ascribed to it in Section 2.2(a)(ix).

“Tax Certification Materials” shall mean all forms W-8, W-9 or similar forms and all related documentation as to tax status required to be obtained by Seller from the current and former customers of the Branches.

“Tax Return” shall mean any report, return or other information required to be supplied to a taxing authority in connection with taxes.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Third Party Consents” means all consents (or in lieu thereof waivers) from a third party to the performance by Sellers of their obligations under this Agreement and the other Transaction Documents or to the consummation of the transactions contemplated hereby and thereby as are required under any Loan, Contract or any agreement by which any of the Acquired Assets are bound.

“Threshold” has the meaning ascribed to it in Section 11.3.

“Transaction Documents” means this Agreement, the Services Agreement, the Bill of Sale, the Assumption Agreement, and the other documents to be delivered by the parties pursuant to this Agreement.

“Transfer Taxes” has the meaning ascribed to it in Section 7.1(a).

“U.S. HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

ARTICLE 2

TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

Section 2.1. Purchase and Sale of Acquired Assets. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees to purchase from Sellers, and Parent agrees to, or to cause the applicable Seller to, sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser at the Closing, free and clear of all Encumbrances, all of Sellers’ right, title and interest in, to and under the Acquired Assets, for (i) an aggregate purchase price of US$130,000,000 (the “Purchase Price”), payable as set forth in Section 8.3(a), and (ii) the assumption of the Assumed Liabilities.

Section 2.2. Acquired Assets; Excluded Assets.

(a) The term “Acquired Assets” means the Relationships and all assets, properties and business, of every kind and description, owned, held, used in or arising out of the Relationships and the conduct of the Business by Sellers, as the same shall exist on the Closing Date, other than the Excluded Assets, including all right, title and interest of Sellers in, to and under the following to the extent owned, held, used in or arising out of the conduct of the Business:

(i) Cash on Hand. All petty cash, vault cash, teller cash, automated teller machine cash, any other cash at, or held by third party banks for the account of, the Branches, cash in transit to a Branch or from one Branch to another Branch, or cash at the vault of Sellers or an agent of Sellers and in all cases held for the account of the Branches as of the close of business on the Closing Date, including the proceeds of the securities and investments purchased by Parent pursuant to Section 5.14 and the amount of principal and accrued interest paid to the Branches in respect of the Home Office Loans pursuant to Section 5.16.

(ii) Loans. All secured and unsecured loans and extensions of credit that are owned by a Branch or otherwise related to or arising out of the Business and outstanding as of the Closing Date (other than the loans to be purchased by Parent pursuant to Section 5.15 or repaid by Parent or the applicable Affiliate of Parent pursuant to Section 5.16) (collectively the “Loans”) and all Financial Asset Documents relating to the Loans, wherever located within or without the United States.

(iii) Investments. All securities and other investments held at, or held by third party custodians for the account of, the Branches as of the close of business on the Closing Date (other than the securities and investments to be purchased by Parent pursuant to Section 5.14) (collectively, the “Investments”).

(iv) Customer Accounts. All Customer Accounts and all related Customer Account Agreements.

(v) Records. Subject to Section 5.19(a), all Records.

(vi) Contracts. All contract rights of Sellers and all licenses, permits, approvals, authorizations and franchises held by a Branch (the “Contracts”).

(vii) Real Property Leases. All of the leasehold estates in the leased real properties identified on Schedule 2.2(a)(vii), including the land, buildings, furniture, fixtures, equipment and improvements located thereon, and the associated lease, sublease, license and other agreement under which Sellers use or occupy, or have the right to use or occupy, now or in the future, any such leased real property (“Real Property Leases”).

(viii) Personal Property. All personal property, to the extent located at the Branches on the Closing Date and owned by Sellers (excluding Systems) (“Personal Property”).

(ix) Systems. All computer systems, servers, hardware, and software owned by Sellers as of the Closing Date or, if licensed to Sellers, all rights of Sellers thereto under the applicable licenses as of the Closing Date, in each case to the extent required for or used in the operation of the Business (“Systems”) excluding, to the extent located in Chile and required by Parent to fulfill its obligations pursuant to the Services Agreement and the Integration Plan, Parent’s computer systems, servers, hardware, software and related information technology platform.

(x) Identifying Numbers. All account numbers, routing transit numbers, American Bankers Association routing numbers, and bank identification numbers (BINs) assigned to the Branches, the Customers or the Customer Accounts or used by the Branches in the Business.

(xi) Capital Equivalency Deposits. All amounts on deposit in the Branches’ accounts with The Bank of New York and Wachovia Bank that are “capital equivalency deposits” (“Capital Equivalency Deposits”) and pledged by a Branch to the OCC and/or the Florida Office of Financial Regulation, and all rights to receive such amounts upon the release of the applicable pledges.

(b) The term “Excluded Assets” means: (i) the name “Banco de Chile”, any trade name, logo, trademark, service mark, copyright or insignia of Sellers or any derivation thereof presently or previously used by Sellers, (ii) any real property owned by the Branches; (iii) all leases, subleases, licenses or other agreements for the use or occupancy of real property other than the Real Property Leases; (iv) all licenses, permits, authorizations and approvals granted to the Branches by any U.S. Federal or State regulatory authorities; (v) the Banchile Pershing Agreement; and (vi) the other personal property and agreements set forth on Schedule 2.2(b)(vi). Purchaser expressly understands and agrees that Purchaser is not acquiring from Sellers, and Sellers shall retain ownership of all right, title and interest in and to, the Excluded Assets.

Section 2.3. Assignment and Assumption of Liabilities; Excluded Liabilities.

(a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Parent shall, and shall cause the applicable Seller to, assign to Purchaser, and Purchaser shall (i) accept and assume from Sellers and (ii) thereafter pay, perform and discharge in a timely manner when due all obligations with respect to, and be liable for (A) all Deposits as of the close of business on the Closing Date (other than any Deposits associated with the Designated Excluded Accounts) and (B) any and all Liabilities of Sellers or any of their Affiliates of any kind or nature, whether absolute, accrued, contingent or otherwise, or whether due or to become due, arising out of or in connection with, the Relationships, the operation of the Business or the Acquired Assets either prior to, or from and after, the Closing Date, other than any Excluded Liabilities (collectively, the “Assumed Liabilities”).

(b) Notwithstanding Section 2.3(a) or any other provision of this Agreement or any other Transaction Document, and regardless of any disclosure to Purchaser, Purchaser shall not assume or be liable for any Excluded Liability, all of which shall be retained and paid, performed and discharged when due by Sellers. The term “Excluded Liability” means:

(i) any Liabilities to the extent relating to or arising out of: (A) the ownership, use, possession, enjoyment, transfer or operation of any Excluded Asset whether before or after the Closing Date; (B) any Designated Excluded Account or any deposit associated with a Designated Excluded Account; (C) the employment or termination of employment of any personnel of the Branches that the Purchaser requests the Seller to cause the Branches to terminate prior to the Closing Date; or (D) the Seller Benefit Plans;

(ii) any Liabilities to the extent relating to or arising out of: (A) any action, suit, proceeding, inquiry or investigation by or before any Governmental Entity or arbitrator in respect of the operation of the Business or the ownership of the Branches prior to the Closing Date; (B) the events or circumstances giving rise to, or any claim by a Governmental Entity or a third party with respect to the implementation (or failure thereof) of any corrective action plans with respect to, the Consent Orders; or (C) the business activities conducted by Parent and its Affiliates (including Banchile to the extent such business involves Customers of the Branches) under, or pursuant to, the Pershing Agreement), as the same may be connected to or related to the events or circumstances giving rise to or pertain to similar matters as those addressed by, the Consent Orders; and

(iii) any Liabilities for which Parent is otherwise obligated to indemnify Purchaser as described elsewhere in this Agreement.

Section 2.4. Summary of Deposits, Loans and Investments. No later than five (5) Business Days prior to the anticipated Closing Date, Sellers shall provide Purchaser with a summary of all the Deposits (other than any Deposits that are associated with Designated Excluded Accounts) and all of the Loans and Investments (other than any Excluded Assets), in each case, as of a date that is not more than ten (10) Business Days prior to the anticipated Closing Date.

Section 2.5. Authorizations; Consents; Non-Assignable Assets. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to (i) assign any Relationship, or any claim, right or benefit arising thereunder or resulting therefrom or any Acquired Asset that is related thereto, until all required Authorizations have been received with respect to such Relationship or such Acquired Asset; or (ii) assign any other Acquired Asset to the extent such Acquired Asset would be subject to termination or restriction or is not capable of being assigned, transferred, subleased or sublicensed without a Third Party Consent, or if such assignment, transfer or sublease would constitute a breach thereof or a violation of any Law.

Section 2.6. Allocation of Purchase Price. As soon as practicable following the date hereof, Parent and Purchaser shall work in good faith to develop a mutually acceptable allocation, or methodology for the allocation, of the Purchase Price plus Assumed Liabilities pursuant to this Agreement among the Acquired Assets for purposes of Section 1060 of the Code. Parent and Purchaser agree to, and Parent agrees to cause the Sellers to, report the allocation of the Purchase Price and Assumed Liabilities as provided in the applicable sections of the Code and the rules and regulations promulgated thereunder and the allocation (or methodology) developed by the parties pursuant to this Section 2.6 and agree to prepare and file all income tax returns in a manner consistent with such allocation (or methodology).

Section 2.7. Conveyance; Assumption.

(a) Purchaser shall execute and deliver to Parent, and Parent shall, and shall cause Sellers to, execute and deliver to Purchaser, such further instruments and documents of conveyance (in form and substance satisfactory to Parent and Purchaser) as shall be reasonably necessary to vest in Purchaser the full legal or equitable title of Sellers in and to the Acquired Assets.

(b) On and after the Closing Date, Purchaser shall execute, acknowledge and deliver all such acknowledgements and other instruments as Parent shall reasonably request to effectively relieve and discharge Sellers from any of the Assumed Liabilities.

Section 2.8. Real Property Leases and Certain Other Personal Property. In order to facilitate an orderly liquidation and winding up of the Branches following the Closing Date, as contemplated by Section 5.18, the Parties understand and agree that, from and as of the Closing Date and until the Branches Final Wind Up Date, Sellers shall continue to have access to the premises and facilities covered by the Real Property Leases and shall be entitled to continue to use their addresses in connection with, and solely to the extent necessary for, the Sellers to complete such activities.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Corporate Organization and Powers.

(a) Parent is a corporation, duly organized and validly existing under the laws of the Republic of Chile.

(b) Parent has the requisite corporate power and authority to own or lease and operate the Acquired Assets and for the Branches to carry on the Business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the Business or the ownership or leasing of the Acquired Assets makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.2. Corporate Authority. Parent has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Parent is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Parent, and no further corporate action on the part of Parent is necessary to approve this Agreement or any of the other Transaction Documents to which it is a party or, subject to the satisfaction of the condition set forth in Section 10.1, to consummate the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, each of the other Transaction Documents to which Parent is a party will have been, duly executed and delivered by Parent, and, assuming the due authorization, execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by Purchaser, this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Parent is a party will constitute, the legal, valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 3.3. No Conflicts. Assuming the expiration or termination of all waiting periods under the U.S. HSR Act and the obtaining of all (i) required approvals from the U.S. federal, U.S. state and Chilean banking authorities set forth in Section 3.3(i) of the Sellers’ Disclosure Schedule (collectively, the “Sellers’ Required Regulatory Approvals”), (ii) any other Approvals set forth on Section 3.3(ii) of the Sellers’ Disclosure Schedule, and (iii) any Third Party Consents set forth on Section 3.3(iii) of the Sellers’ Disclosure Schedule, neither the execution or delivery by Parent of this Agreement or any other Transaction Document to which it is a party nor the performance of the transactions contemplated hereby or thereby to be performed by it shall (a) conflict with or result in a breach of any provision of the organizational documents of Parent, (b) violate any Law applicable to Parent or by which Parent or any of the Acquired Assets is bound, (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit relating to the Business to which Parent is entitled under any provision of any agreement or other instrument binding upon it or (d) result in the creation or imposition of any Encumbrance on any Acquired Asset, except in the case of clauses (b), (c) and (d) as to matters which would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 3.4. Financial Statements; Reports of Assets and Liabilities.

(a) The Branch Financial Disclosure sets forth the combined balance sheet of the Branches as of June 30, 2007, and the combined statement of operations of the Branches for the six months then ended. The financial statements included in the Branch Financial Disclosure have been derived from the books and records of the Sellers and have been prepared in accordance with GAAP consistently applied and on that basis fairly present the financial condition and results of operations of the Branches as of the respective dates thereof and for the respective periods indicated.

(b) The Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that would be required to be disclosed in a balance sheet prepared in accordance with GAAP or in the notes thereto except (i) as disclosed, reflected or reserved against in the Branch Financial Disclosure or the notes thereto, (ii) for items disclosed in the Sellers’ Disclosure Schedule, (iii) for liabilities and obligations incurred in the ordinary course of the Business consistent with past practice since the date of the Balance Sheet and not in violation of this Agreement and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

(c) The information contained in the Reports of Assets and Liabilities was correct in all material respects on and as of March 31, 2007.

Section 3.5. Absence of Changes. Except in each case (a) as already reflected in the Financial Statements or in the Branch Financial Disclosure, (b) as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (c) as incurred in the ordinary course of the Business, or (d) as a consequence of the disposition or sale of Excluded Assets, (i) there has been no significant variation in the assets, liabilities, or condition (financial or otherwise) of the Branches since June 30, 2007, and (ii) there has been no significant variation in any of the information contained in the Reports of Assets and Liabilities since March 31, 2007.

Section 3.6. Ownership and Title to Acquired Assets.

(a) Sellers have good and valid title to all the Acquired Assets, in each case free and clear of all Encumbrances, except (i) such as are set forth in Section 3.6 of the Sellers’ Disclosure Schedule (all of which shall be discharged prior to the Closing), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair, and would not, that individually or in the aggregate, reasonably be expected to impair, the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Parent, as of the date hereof and as of the Closing Date, as follows:

Section 4.1. Corporate Organization and Powers.

(a) Purchaser is a national banking association, duly organized and validly existing under the laws of the United States of America.

(b) Purchaser has the requisite corporate power and authority to own or lease and operate its properties and to carry on its business as presently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.2. Corporate Authority. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Purchaser is a party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser, and no further corporate action on the part of Purchaser is necessary to approve this Agreement or any of the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and as of the Closing Date, each of the other Transaction Documents to which Purchaser is a party will have been, duly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Parent and each of the other Transaction Documents to which a Seller is a party by each applicable Seller, this Agreement constitutes, and as of the Closing Date each of the other Transaction Documents to which Purchaser is a party will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

Section 4.3. No Conflicts. Assuming the expiration or termination of all waiting periods under the U.S. HSR Act and the obtaining of all (i) required approvals from (A) the U.S. Federal Reserve Board, (B) the OCC, (C) the FDIC, (D) the Florida Banking Department; and (E) any other applicable federal, state and Chilean banking authorities set forth in Schedule 4.3(i) (the approvals described in this clause (i), collectively, the “Purchaser’s Required Regulatory Approvals”), neither the execution or delivery by Purchaser of this Agreement or any other Transaction Document to which Purchaser is a party nor the performance of the transactions contemplated hereby or thereby to be performed by it will (a) violate the Articles of Association (or other charter documents) or By-laws of Purchaser, (b) violate any Law applicable to it, (c) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit to which Purchaser is entitled under any provision of any agreement or other instrument binding upon Purchaser or (d) result in the creation or imposition of any material Encumbrance on any asset of Purchaser, except in the case of clauses (b), (c) and (d) as to matters which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1. Conduct of Business. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Closing Date, Parent shall, and shall cause Sellers to:

(i) conduct the Business in the ordinary course consistent with past practices and in compliance with the Consent Orders and the requirements of each regulatory agency with jurisdiction over the Branches;

(ii) maintain the books and records of the Business in the ordinary course;

(iii) maintain the Acquired Assets in a state of repair and condition that complies with applicable Laws and is consistent with the requirements and normal conduct of the Business, ordinary wear and tear excepted;

(iv) use all reasonable best efforts to retain the customer, employee, correspondent and other significant relationships of the Branches, in order to seek that the Business be conveyed to the Purchaser in the best possible way;

(v) use all reasonable best efforts to procure that there will not be any significant variation, other than in the ordinary course of the Business, in (A) the assets, liabilities or condition (financial or otherwise) of the Branches since June 30, 2007, or (B) the other information contained in the Reports of Assets and Liabilities since March 31, 2007, that, in any such case would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.

Section 5.2. Purchaser’s Access; Designated Excluded Accounts.

(a) During the period prior to Closing, Parent has caused, and shall continue to cause, Sellers to provide Purchaser reasonable access, upon reasonable notice during normal business hours (and subject, if applicable, to the receipt of all necessary regulatory approvals or other required clearances therefor) to the facilities, books, records and personnel of the Business and the Branches, and during such period shall furnish promptly to Purchaser any information concerning the Business or the Branches as Purchaser may reasonably request.

(b) Purchaser has heretofore given notice (with sufficient time as agreed between Purchaser and Seller to enable an orderly closing or transfer of the relevant accounts) of the accounts of customers of Sellers, including the associated Deposits, that are set forth on Schedule 5.2(b) (subject to the next succeeding sentence, the “Designated Excluded Accounts”). Schedule 5.2(b) reflects Purchaser’s best judgment, based on its review as of the date hereof of the information available to Purchaser, of what customer accounts of the Branches it will not aquire under the terms of this Agreement, but may be supplemented by Purchaser from time to time after the date of this Agreement up to and at any time before the Closing Date, consistent with Purchaser’s continuing review and its internal policies and procedures (with the understanding that Purchaser will use all reasonable efforts to provide the earliest possible notice to Sellers of any proposed addition to the list of Designated Excluded Accounts, bearing in mind the need for an orderly closing or transfer of the relevant accounts). Parent has caused (or shall cause, as soon as practicable after the date hereof but in any event prior to the Branches Final Wind Up Date) the Branches to close each of the Designated Excluded Accounts or, subject to Parent’s and its Affiliates’ applicable policies and procedures and in compliance with all applicable legal requirements, to transfer such Designated Excluded Accounts to another Person. Without prejudice to the provisions of the two preceding sentences, it is the understanding of the Parties that (x) when and if Purchaser proposes, at any time or from time to time after the date hereof, to supplement the list set forth in Schedule 5.2(b) Purchaser shall, to the extent reasonably practicable and consistent with its own policies and procedures as well as all applicable legal requirements, provide Sellers (on a confidential basis) with a reasoned explanation of its determination to exclude the relevant accounts, and (y) if for any reason and despite diligent efforts by Sellers it is not reasonably practicable for Sellers to close or transfer any of the Designated Excluded Accounts in advance of the Closing Date, Purchaser shall consult in good faith with Sellers to assist in the design and implementation of procedures that will facilitate an orderly resolution of any account management or other issues that may arise as a practical matter so that such closure or transfer can occur in a speedy and orderly fashion. Nothing contained herein shall be construed to limit Purchaser’s independent review of, or to prevent Purchaser from taking any action of its own with respect to, any customer accounts that Purchaser may acquire under the terms of this Agreement by reason of their not having been identified as Designated Excluded Accounts, including any decision to close or transfer any one or more of such accounts if in its sole judgment it consider it necessary or appropriate to do so.

(c) Purchaser and Parent hereby agree that without prejudice to Purchaser’s right to assert any of the conditions to its obligations to consummate the transactions contemplated by this Agreement pursuant to Article 9, or any right or claim that the Purchaser Indemnified Parties may have to indemnification by Parent pursuant to Section 11.1, there will be no adjustment to the Purchase Price, either before or after the Closing Date, regardless of (i) the number or size of any accounts that (A) customers of the Branches voluntarily close or (B) that are set forth on Schedule 5.2(b) or (ii) any other results or information obtained in the course of Purchaser’s review of the Business and the Branches pursuant to this Section 5.2.

Section 5.3. Cooperation; Regulatory Applications.

(a) The agreed upon final form of this Agreement was submitted to the applicable Governmental Entities responsible for the Required Regulatory Approvals prior to the date hereof. Subject to the terms and conditions of this Agreement, Parent and Purchaser shall continue to cooperate with each other in good faith to make such filings, deliver the notices, obtain the Required Regulatory Approvals and other Approvals and take the actions contemplated by the Framework Agreement in order to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and Purchaser shall have the right to review in advance, and to the extent practicable each will consult with the other with respect to, all applications and material written information submitted to any Governmental Entity in connection with the transactions contemplated by this Agreement, in each case subject to applicable Laws relating to the exchange of information. In exercising the foregoing right, each of Seller and Purchaser agrees to act reasonably and as promptly as reasonably practicable. Each of Parent and Purchaser agrees that it will consult with the other party hereto with respect to the obtaining of all Required Regulatory Approvals and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(c) Subject to applicable laws relating to the exchange of information, each party agrees, upon request, to furnish the other party with all information concerning itself, its directors and officers and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party to any Governmental Entity.

Section 5.4. Injunctions. If any court having jurisdiction over any of the parties hereto issues or otherwise promulgates any restraining order, injunction, decree or similar order which prohibits the consummation of any of the transactions contemplated hereby or by any other Transaction Document, the parties hereto shall use their respective reasonable best efforts to have such restraining order, injunction, decree or similar order dissolved or otherwise eliminated as promptly as possible and to pursue the underlying arbitration, action, suit, claim, proceeding or investigation diligently and in good faith. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.4 shall limit the respective rights of the parties to terminate this Agreement pursuant to Section 12.1(c) or shall limit or otherwise affect the respective conditions to the obligations of the parties set forth in Articles 9 and 10 hereof.

Section 5.5. Payment of Liabilities. From and after the Closing Date, Purchaser shall pay all properly drawn checks, drafts and non-negotiable withdrawal orders timely presented to it (including those presented by mail, over the counter or through clearings) by depositors whose deposits or accounts on which such items are drawn are Deposits. Payment of said items shall be made without regard to whether the items are drawn on the check or draft forms provided by Sellers or by Purchaser. Further, Purchaser shall, in all other respects, discharge the duties and obligations of Sellers with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser. The obligations set forth in this section shall be in addition to Purchaser’s obligations under Sections 2.3 and 2.4.

Section 5.6. Required Approvals, Authorizations and Third Party Consents.

(a) Parent shall, and shall cause Sellers to, cooperate with Purchaser in any commercially reasonable manner in connection with Purchaser obtaining the Required Regulatory Approvals, and shall use its, and shall cause the Sellers to use their respective, commercially reasonable efforts to obtain prior to the Closing (or if impossible, as soon as reasonably practicable following the Closing) all required Authorizations and Third Party Consents necessary to sell, convey, assign, transfer and deliver title to the Relationships and the Acquired Assets to Purchaser at the Closing.

(b) To the extent that any required Authorizations or Third Party Consents are not obtained by Sellers, or until the impracticalities of transfer referred to therein are resolved, (i) Parent shall use its, and shall cause the Sellers to use their respective, reasonable best efforts, upon Purchaser’s request and with no further liability, (x) to provide to Purchaser the benefits of any Contract, Loan, Investment or other asset that would have been included in the Acquired Assets but for the provisions of Section 2.5, (y) to cooperate in any reasonable arrangement proposed by Purchaser that is lawful as to Sellers and Purchaser and permitted under the applicable Contract, Loan, Investment or other asset, designed to provide such benefits to Purchaser and (z) to enforce for the account and at the expense of Purchaser any rights of Sellers arising from such Contract, Loan, Investment or other asset, including the right to elect to terminate or not renew in accordance with the terms thereof on the prior written advice of Purchaser and (ii) after the Closing, Purchaser shall use its reasonable best efforts to perform the obligations of Sellers arising under such Contract.

(c) Without limiting the generality of Section 5.6(b), with respect to any Loan as to which any required Authorization has not been received as of the Closing, Purchaser may elect to treat such Loan in accordance with this Section 5.6(c), in which case: Purchaser shall: (i) administer and enforce the Loan in the name of the applicable Seller; (ii) demand payment of the outstanding principal amount of the Loan and all accrued interest thereon on its next scheduled maturity date (in the case of a term Loan) or immediately (in the case of a demand Loan); and (iii) retain any amounts received from the applicable borrower or obligor.

(d) Notwithstanding anything herein to the contrary, in obtaining any amendments, novations, releases, waivers, consents or approvals with respect to the transactions contemplated hereby, (a) no party hereto shall, or shall permit any of its Affiliates to, agree to any amendment of any such instrument which materially changes the terms thereof or imposes any obligation or liability on another party hereto without the prior written consent of such other party, and (b) except as otherwise expressly provided by this Agreement, no party hereto shall be obligated to execute any guarantees or undertakings or otherwise incur or assume any expense or liability (other than for filing fees and similar costs required in connection with the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities) in obtaining any such release, novation, approval, consent, authorization or waiver.

Section 5.7. Reports.

(a) From and after Closing Date, Purchaser shall make all the reports that are required to be made in the ordinary course of the Business to any Governmental Entity with respect to reportable payments made by the Business beginning on the Closing Date, including reporting of information returns on Forms 1099 and 1042-S and U.S. withholding tax returns on Forms 945 and 1042.

(b) Parent shall cause to be made all the reports that are required to be made in the ordinary course of the Business to any Governmental Entity with respect to reportable payments made by the Business prior to Closing Date, including reporting of information returns on Forms 1099 and 1042-S and U.S. withholding tax returns on Forms 945 and 1042.

(c) Parent shall cause to be delivered to Purchaser all IRS notices with respect to information reporting and taxpayer identification numbers received after Closing Date.

(d) Purchaser acknowledges that from and after the delivery of the Records to Purchaser on the Branches Final Wind Up Date pursuant to Section 5.19, Purchaser shall have acquired all Records (other than the Historical Records and any records pertaining to the Excluded Assets or the Designated Excluded Accounts and associated deposits, which records shall be covered by the relevant provisions of Schedule 5.17), and Parent shall not retain any such Records. For the avoidance of doubt, it is understood and agreed that certain of the Records may pertain to customer accounts that existed at the Branches during periods prior to the date hereof and are maintained solely for recordkeeping purposes (the “Historical Records”).

Section 5.8. Branch Account Report. No later than five Business Days prior to the anticipated Closing Date, Sellers shall furnish Purchaser with a report on electronic media of the Deposits as of a date that is not more than 10 Business Days prior to the anticipated Closing Date (the “Branch Account Report”). To the extent such information is maintained by Sellers on their computer systems, the Branch Account Report shall enumerate for each account constituting a Deposit (“Branch Account”) for each Branch: (a) the taxpayer identification number of the owner of the Branch Account; (b) the type of account; (c) the date the Branch Account was opened; (d) the current interest rate paid on the Branch Account, if any; (e) the balance of the Branch Account; (f) the term and maturity of any Branch Account that is a certificate of deposit or similar time deposit; and (g) with respect to all ACH Accounts, all information reasonably necessary to identify the owner of such account and the third party which directly makes automated clearing house debits and credits to such account.

Section 5.9. Notices to Customers.

(a) Prior to the date of this Agreement, Parent has provided Purchaser with a list as of a then recent date setting forth: (i) the identity and address of the Customers of the Branches holding accounts constituting a Deposit (other than Designated Excluded Accounts); (ii) the identity and address of each borrower or other obligor under the Loans held by the Branches that are to be acquired by Purchaser pursuant to this Agreement; and (iii) any other customers of the Branches.

(b) It shall be a condition to the obligations of Purchaser to take the actions to be performed at the Closing that Parent shall have delivered, or caused to be delivered, in each case in accordance with the advance notice requirements of applicable Law, to the holders of Deposits (other than Designated Excluded Accounts), the borrowers or other obligors under the Loans and the other customers of the Branches all notices to customers required (if any) by the federal and state regulatory authorities referred to in Section 3.3(i) of the Sellers’ Disclosure Schedule, notifying them that Purchaser will assume the liability for the Deposits (other than any deposits associated with the Designated Excluded Accounts), acquire the Loans or otherwise succeed to the Relationship with such customers, as applicable, in each case subject to satisfaction of the conditions to closing contained herein (including receipt of all of the Purchaser’s Required Regulatory Approvals). The notifications shall be based on the list referred to in Section 5.9(a) and a listing maintained by Sellers of the new accounts opened since the date of such list. The notifications shall be in a form reasonably acceptable to Purchaser, shall indicate that Purchaser and Sellers may share information regarding the Relationships (including information regarding certain aspects of customer activity following the Closing) and shall solicit the applicable customer’s affirmative consent to the transfer of such customer’s Relationships or indicate, if permitted by applicable Law and the terms of the relevant Governing Instrument, that the customer’s failure to object to the transfer of the Relationships within 30 days of the date of the notice shall constitute consent to such transfer.

(c) In addition to the notices contemplated by Section 5.9(b), prior to the Closing, Purchaser may, at its own expense and with Seller’s prior written consent (not to be unreasonably withheld), communicate with and deliver information, brochures, press releases and other communications to the holders of Deposits, borrowers or other obligors under the Loans, and other customers of the Branches regarding the sale of Deposits and Assets and the migration of the Relationships contemplated by this Agreement.

Section 5.10. Use of Names, Trademarks and Service Marks.

(a) No interest in or right to use “Banco de Chile” any trade name, logo, trademark or service mark, copyright or insignia of Sellers or any derivation thereof presently or previously used by Sellers is being conveyed pursuant to this Agreement.

(b) Except as expressly permitted by the License Agreement, from and after the Closing Date neither Purchaser nor any of its Affiliates will use the name “Banco de Chile” or any similar name indicating affiliation after the Closing with Sellers or any of their Affiliates, in connection with any business or activity engaged in by Purchaser or any of its Affiliates.

Section 5.11. Confidentiality. Parent and Purchaser agree that any confidential and proprietary information exchanged between them pursuant to or in connection with this Agreement shall be subject to the confidentiality provisions set forth in paragraph 2 of the letter agreement dated August 24, 2007, between Parent and Citigroup Inc, which are hereby incorporated herein by reference.

Section 5.12. Bulk Sales Laws. Each of the parties hereby waives compliance with all applicable provisions of the “bulk sales” or similar laws of any jurisdiction and all bulk sales tax provisions in all states.

Section 5.13. Brokerage Business.

(a) Parent shall, and shall cause its Affiliates (including the Branches and Banchile) to, cooperate with Purchaser to effect the migration of the brokerage business of the Offshore Brokerage Customers to Purchaser’s Broker Dealer.

(b) Without limiting the generality of Section 5.13(a): (i) Parent shall use all reasonable best efforts to maintain and retain the Branches’ existing relationships with the Offshore Brokerage Customers; (ii) Parent shall (A) cause a notice of termination pursuant to Section 23.1 of the Pershing Agreement to be delivered to Pershing LLC, and shall cause to be taken all other actions necessary to effect the termination of the Pershing Agreement as of the Closing Date and (B) be solely responsible for any termination fee payable to Pershing LLC pursuant to Section 23.6 of the Pershing Agreement; (iii) Parent shall cooperate with Purchaser to assist Purchaser and Purchaser’s Broker Dealer to negotiate the New Clearing Agreement with the Designated Clearing Agent; (iv) Parent shall, or shall cause its Affiliates (including Banchile and the Branches) to, direct Pershing LLC (A) if the Designated Clearing Agent is Pershing LLC, to service the existing accounts of the Offshore Brokerage Customers under the New Clearing Agreement from and after the Closing or (B) if the Designated Clearing Agent is not Pershing LLC, to convert the Offshore Brokerage Customers’ accounts to the Designated Clearing Agent in accordance with Section 23.4 of the Pershing Agreement, and, in either such case to take any actions required to give effect to such direction; (v) following the date hereof, Parent shall cooperate with Purchaser and Purchaser’s Broker Dealer to facilitate their review of the documentation applicable to the existing brokerage accounts of the Offshore Brokerage Customers with a view to determining whether any supplemental or additional documentation should be completed by the Offshore Brokerage Customers; (vi) Parent shall cooperate with Purchaser and Purchaser’s Broker Dealer to facilitate obtaining any supplemental brokerage account documentation from the Offshore Brokerage Customers prior to or as soon as practicable following the Closing; and (vii) Parent shall, and shall cause Parent’s Broker Dealer to, negotiate in good faith the terms and conditions of an arrangement between Parent’s Broker Dealer and Purchaser’s Broker Dealer pursuant to which Parent’s Broker Dealer will act as a referring broker to Purchaser’s Broker Dealer with respect to the Offshore Brokerage Customers from and after the Closing.

Section 5.14. Purchase of Investments by Parent(a) . Prior to the Closing Parent shall purchase from the Branches the securities and investments held at, or held by third party custodians for the account of, the Branches and set forth on Schedule 5.14 for the fair market values set forth on such Schedule. The proceeds of such purchase shall be held by or for the account of the Branches and transferred to Purchaser at the Closing.

Section 5.15. Repurchase of Loans by Parent. Prior to the Closing Parent shall purchase the loans and letter of credit obligations currently held by or for the account of the Branches and set forth on Schedule 5.15, together with all of the Branches’ right, title and interest in and to the related collateral, security or other credit enhancement as it pertains to the relevant loans or letters of credit, for the purchase prices set forth on such Schedule. The proceeds of such purchase shall be held by or for the account of the Branches and transferred to Purchaser at the Closing.

Section 5.16. Settlement of Intercompany Activity; Repayment of Home Office Loans. Parent shall take, or cause to be taken, all necessary actions to ensure that (i) all intercompany balances between the Branches, on the one hand, and Parent or any of its Affiliates, on the other hand, are settled as of the Closing Date and (ii) the aggregate outstanding principal amount of all Home Office Loans as of the Closing Date, together with accrued interest thereon to such date, are repaid by Parent (or its Affiliate, as applicable) to the Branches on the Closing Date.

Section 5.17. Integration Plan.

(a) Prior to the date hereof Parent has assisted Purchaser in the initial development of Purchaser’s plan for the implementation of the Integration and for the provision of information and services following the completion of the Integration in order to give effect to the Integration contemplated hereby (as modified, amended and supplemented, the “Integration Plan”), which Integration Plan shall be consistent with the principles set forth on Schedule 5.17 and otherwise include such provisions for the integration of a business unit as are reasonably customary in the banking industry. Following the date hereof, Parent shall use all reasonable best efforts (including causing the Branches to use all their respective reasonable efforts) to continue to assist Purchaser to develop the Integration Plan.

(b) Parent and Purchaser shall use their respective reasonable best efforts (including, in the case of Parent, causing the Branches to use all their respective reasonable efforts) to cause the Integration to be completed on the time table contemplated by the Integration Plan, including the items expected to be completed on or prior to the Closing Date.

(c) In furtherance of the foregoing, each of Parent and Purchaser have appointed an adequate transition team with technical experience to complete the Integration, and provide the other with reasonable access to such transition team. Each of Parent and Purchaser shall continue to cause their respective transition teams to participate in the development of the Integration Plan. In addition, each party shall ensure that it has adequately staffed all meetings and events to assist in completing the Integration in an expeditious manner. From time to time from the date hereof through the Branches Final Wind Up Date, Parent shall provide reasonable access to such books, records and personnel of the Branches as Purchaser may request for its representatives in order to effectuate the Integration pursuant to the Integration Plan.

Section 5.18. Winding Up of Branches. As soon as practicable following the Closing Date (and in any event no later than six months following the Closing Date), Parent shall (a) take, or cause to be taken, all actions necessary to relinquish any licenses, permits, authorizations and approvals granted to the Branches by any of the U.S. Federal and State regulatory authorities referred to in clause (i) of Section 3.3; (b) make, or cause to be made, all required reports to and filings with any Governmental Entity or otherwise in connection with such relinquishment; (c) take, or cause to be taken, all actions necessary to discontinue customer account activities and effect the liquidation, winding-up, satisfaction or discharge, as applicable of all remaining assets, liabilities and operations of the Branches; (d) take, or cause to be taken, all actions necessary to satisfy all requirements of the Consent Orders; and (e) take, or cause to be taken, all actions necessary to obtain the release of the Capital Equivalency Deposits and the payment thereof to Purchaser.

Section 5.19. Records; Post-Closing Access.

(a) At the Closing, Parent shall deliver to Purchaser (i) all Records maintained in electronic form and (ii) an inventory of all Records (regardless of the form in which they are maintained). Following the Closing and until the Branches Final Wind Up Date, Parent shall take, or cause to be taken, all required actions to cause Sellers to (i) preserve in existence, and retain possession of, all Records at Sellers’ existing off-site storage facilities and (ii) provide access to the Records to such personnel of Purchaser, at such times and in such locations as Purchaser may reasonably request. On the Branches Final Wind Up Date, or as soon as practicable thereafter, Parent shall take, or cause to be taken, all required actions to cause the Records to be delivered to such storage facility of Purchaser as Purchaser shall direct in writing.

(b) Purchaser recognizes that subsequent to the Closing it or its Affiliates will have information and documents which relate to the Relationships, the Business, its employees, its properties, the Acquired Assets, the Assumed Liabilities, the Excluded Assets, the Excluded Liabilities and Taxes, in respect of which Parent may need access subsequent to the Closing. Purchaser shall provide Parent and its Representatives reasonable access, during normal business hours on reasonable notice (and at such other times as Parent may reasonably requests) and under reasonable circumstances, to all such information and documents, and to furnish copies thereof, which Parent reasonably requests. Purchaser and Parent agree that prior to the destruction or disposition of any such books or records pertaining to the Relationships, the Business, its employees, the Acquired Assets, the Assumed Liabilities, the Excluded Assets or the Excluded Liabilities at any time within 10 years (or, in any matter involving Taxes, until the later of the expiration of all applicable statutes of limitations (including extensions thereof) or the conclusion of all litigation (including exhaustion of all appeals relating thereto) with respect to such Taxes) after the Closing Date, each party shall provide not less than 30 calendar days prior written notice to the other of any such proposed destruction or disposal. If the recipient of such notice desires to obtain any such documents, it may do so by notifying the other party in writing at any time prior to the scheduled date for such destruction or disposal. Such notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

ARTICLE 6

EMPLOYEE MATTERS

Section 6.1. New Hire Employees.

(a) Schedule 6.1(a) sets forth a list as of the date hereof of all Branch Employees, including each Branch Employee’s title, base salary, target annual bonus, whether such Branch Employee holds nonimmigrant visa status in the United States (and the type of visa) or is currently in the United States permanent residence sponsorship process (and the status of such process).

(b) It shall be a condition to the obligations of Parent to take the actions to be performed at the Closing that not less than 30 days prior to the Closing Date, Purchaser shall have, or shall have caused an Affiliate of Purchaser to, extend an offer of employment to each Branch Employee who is identified on Schedule 6.1(a) (other than the Branch Wind Up Employees). Not less than 30 days prior to the Branches Final Wind Up Date, Purchaser shall, or shall cause an Affiliate of Purchaser to, extend an offer of employment to each Branch Wind Up Employee. The offers contemplated by this Section 6.1(b) shall be extended on such terms as Purchaser may determine in its sole discretion, and in any event shall be subject to Purchaser’s standard employment requirements and business needs; provided, that the offer extended to a Branch Employee shall provide for a base compensation substantially comparable to such Branch Employee’s base compensation as reflected on Schedule 6.1(a) and shall provide such Branch Employee the opportunity to participate in Purchaser’s incentive compensation plans on terms no less favorable than those offered to Purchaser’s similarly situated employees; provided, further, that any offer extended to an E-2 Visa Employee shall be subject to such E-2 Visa Employee having obtained, with the timely support and assistance of Purchaser, the appropriate visa status to be permanently employed in the United States by Purchaser or one of its Affiliates. Parent shall not, and shall not permit its Affiliates to, engage in any activity intended to discourage any Branch Employee from accepting an offer of employment from Purchaser.

(c) Parent shall cause the employment of each New Hire Employee with the Branches to be terminated by the Sellers effective as of the Closing (or, in the case of the Branch Wind Up Employees, as of the Branches Final Wind Up Date). Purchaser shall assume any obligations to Branch

Employees that are employed by the Sellers as of the Closing Date (or, in the case of the Branch Wind Up Employees, as of the Branches Final Wind Up Date) for severance and accrued but unused vacation time arising from the termination of such Branch Employees by the Seller. Nothing in this Section 6.1 shall entitle any Branch Employee to continued employment or other service relationship with the Purchaser or any of its Affiliates or change the employment relationship from being “at-will.”

(d) Effective as of the Closing Date (or, with respect to the Branch Wind Up Employees, as of the Branches Final Wind Up Date), each New Hire Employee shall cease to be covered by Sellers’ employee welfare benefit plans, including plans, programs, policies and arrangements that provide medical and dental coverage, life and accident insurance, disability coverage and other welfare plans and all other Seller Benefit Plans. Parent shall cause Sellers to retain responsibility for one year following the Closing Date for all medical, life insurance, disability and other welfare plan expenses and benefits for New Hire Employee with respect to claims incurred by such New Hire Employee prior to the Closing Date (or, in the case of the Branch Wind Up Employees, prior to the Branches Final Wind Up Date), subject to the terms of the applicable Seller Benefit Plans. Purchaser shall be responsible for all expenses and benefits with respect to claims incurred by New Hire Employees or their covered dependents. For purposes of this paragraph, a claim is deemed incurred: in the case of medical or dental benefits, when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the event giving rise to the disability occurs; and in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs. Except as required by applicable Law, as of the applicable New Hire Employee Commencement Date, each New Hire Employee shall cease to accrue further benefits under the employee benefit plans, programs, policies or arrangements provided by Sellers including the Seller Benefit Plans.

(e) Parent shall timely provide or discharge any notifications, benefits and liabilities required by the U.S. Workers Adjustment and Retraining Notification Act of 1988 or by any other applicable Law relating to plant closings or employee separations or severance pay that are required to be provided as a result of the transactions contemplated by this Agreement.

(f) Parent shall provide Purchaser on a timely basis with such information, documentation and assistance as is necessary or otherwise reasonably requested by Purchaser in order to compute any amount of compensation with respect to a New Hire Employee, and to satisfy any and all reporting, withholding and payroll Tax obligations under the Code and applicable Law (including copies of Form W-2, Form 941, Form W-4 and Form W-5 with respect to any New Hire Employee). Without limiting the foregoing, Parent shall cooperate with Purchaser in complying with the provisions of IRS Revenue Procedure 2004-53, if applicable, and Parent shall deliver to Purchaser, in sufficient time for Purchaser to comply with its Tax Return reporting and wage withholding obligations (including FICA and FUTA), the identity of, and amount of compensation per, individual, and any documentation and other information in support thereof reasonably requested by Purchaser or any Governmental Entity.

(g) If the employment of any Branch Employee is terminated on or prior to the Closing, Parent shall ensure that upon such termination such Branch Employee returns to the applicable Seller, and such Seller retains, all Acquired Assets in the possession of such employee, including any and all documents, records, computer equipment and computer files.

ARTICLE 7

CERTAIN TAX MATTERS

Section 7.1. Certain Tax Matters.

(a) Each of Purchaser and Parent shall bear fifty percent (50%) of all transfer, recording, sales, use (including all bulk sales taxes) and other similar taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (collectively, the “Transfer Taxes”). The party which has the primary obligation to do so under applicable law shall file any Tax Return that is required to be filed in respect of Taxes described in this section, and the other party shall cooperate with respect thereto as necessary.

(b) Parent and Purchaser shall provide each other with such assistance as reasonably may be requested by either of them in connection with (i) the preparation of any Tax Return, or (ii) any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes. The party requesting assistance hereunder shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance, provided, however, that, for purposes of receiving reimbursement, no independent contractors, such as accountants or attorneys, shall be consulted without the written consent of the party requesting assistance, which consent shall not be unreasonably withheld

(c) Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to withhold from the Purchase Price otherwise payable pursuant to this Agreement: (i) such amounts as are required to be withheld with respect to the making of such payment under any applicable tax withholding requirements of the Code or under any provision of state, local or foreign Tax law; and (ii) 50% of such Transfer Taxes or stamp Taxes required to be paid by Purchaser to United States Tax authorities as a result of the transfer of the Acquired Assets to Purchaser. Any amounts so withheld by Purchaser shall be deemed to have been paid to Parent for all purposes of this Agreement. Purchaser shall provide Parent, to the extent reasonably practicable in anticipation of the Closing, with supporting information in reasonable detail for any amounts to be withheld by Purchaser pursuant to this Section 7.1(c), and shall provide the related receipts promptly after the Closing Date.

ARTICLE 8

OBLIGATIONS OF PARTIES ON THE CLOSING DATE

Section 8.1. Closing Date and Place.

(a) Unless this Agreement shall have terminated pursuant to Article 12, and subject to the satisfaction or waiver of the conditions set forth in Articles 9 and 10, the closing of the sale and purchase of the Acquired Assets and the assumption and assignment of the Assumed Liabilities (the “Closing”) shall take place at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, on (i) the later of (x) January 2, 2008 or (y) two Business Days following the date on which the conditions set forth in Articles 9 and 10 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied (or waived by the party entitled to the benefit of such condition), or (ii) at such other time, place and date as Purchaser and Seller may mutually agree in writing and, in any case, with effect as of January 1, 2008 (the “Closing Date”). The transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser shall be deemed to occur at 5:00 p.m., New York City time, on the Closing Date.

(b) Any deliveries, assignments, or transfers required under this Agreement, other than the foregoing, shall be made at the time and date specified in this Agreement (and where no time is specified, on or before the close of business on the date specified) and in the manner and place specified in this Agreement (or, where not specified, in the manner and place as may be reasonably requested in writing by the party that is to receive such delivery, assignment or transfer).

Section 8.2. Obligations of Sellers on the Closing Date(a). Subject to the satisfaction (or waiver by Parent) of all conditions precedent to Parent’s obligations and the simultaneous delivery by Purchaser of all items required under Section 8.3, Parent shall, and shall cause the Sellers to, deliver to Purchaser at the Closing: (a) the Bill of Sale, the Assumption Agreement, necessary Transfer Tax returns and such other documents or instruments of conveyance, transfer or assignment (including assignment of the Real Property Leases) as are necessary or appropriate to vest or confirm in Purchaser all of Sellers’ right, title and interest in and to all of the Acquired Assets, all of which documents shall be in form and substance reasonably satisfactory to counsel for Purchaser; and (b) such further certificates, instruments, opinions, and other documents as shall be reasonably requested by counsel for Purchaser.

Section 8.3. Obligations of Purchaser on the Closing Date(a). Subject to the satisfaction or waiver of all conditions precedent to Purchaser’s obligations and the simultaneous delivery by Sellers of all items required under Section 8.2, Purchaser shall deliver to Parent at the Closing: (a) payment of the Purchase Price via wire transfer of immediately available funds to a bank account designated by Parent in writing not less than two Business Days prior to the Closing Date; (b) duly executed copies of the Bill of Sale, the Assumption Agreement, necessary Transfer Tax returns and such other documents or instruments of conveyance (including assumption of the Real Property Leases) as are necessary or appropriate to consummate the transactions contemplated by this Agreement; and (c) such further certificates, instruments, opinions, and other documents as shall be reasonably requested by counsel for Parent.

Section 8.4. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other similar occurrence shall be the sole responsibility of Parent.

ARTICLE 9

CONDITIONS TO PURCHASER’S OBLIGATION

TO CONSUMMATE THE TRANSACTION

The obligations of Purchaser under this Agreement to be performed at the Closing are subject to the satisfaction or waiver, on or before the date that the Closing occurs, of the following conditions:

Section 9.1. First Closing Date Under Framework Agreement. The appropriate board committee (Comité de Directores del Directorio de Banco de Chile), the board of directors (Directorio) and the shareholders (junta de accionistas) of Parent shall have approved and consented to the transactions contemplated by the Framework Agreement by all required committee, board or shareholder action, as the case may be, and the transactions contemplated to be completed on the First Closing Date (as defined in the Framework Agreement) shall have been completed.

Section 9.2. Representations and Warranties. The representations and warranties of Parent contained in this Agreement (i) which are not qualified by or do not contain therein an exception relating to materiality or Business Material Adverse Effect shall be true and correct in all material respects, and (ii) which are qualified by or contain an exception relating to materiality or Business Material Adverse Effect shall be true and correct, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing (or, if made with respect to a specific date, at and as of such date), except for changes expressly permitted or contemplated by this Agreement; provided, however, that this condition shall be considered satisfied so long as any and all Indemnifiable Losses arising out of or relating to the matters giving rise to the failures of such representations or warranties to be true and correct are fully compensated by Parent pursuant to the indemnification provisions of Section 11.1 or are otherwise cured by Parent without any risk to Purchaser and its Affiliates of any regulatory or other sanction by any Governmental Entity.

Section 9.3. Compliance with Covenants. The covenants required to be performed by Parent at or prior to the Closing pursuant to the terms of this Agreement (including, for the avoidance of doubt, in accordance with the provisions of Section 5.1) shall have been duly performed in all material respects.

Section 9.4. Officer’s Certificate. Parent shall have delivered to Purchaser a certificate, signed by an executive officer of Parent, dated as of the Closing Date, certifying the matters set forth in Sections 9.2 and 9.3.

Section 9.5. No Injunction. No Judgment shall have been rendered in any arbitration, action, suit or proceeding by any Governmental Entity, court or arbitrator which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

Section 9.6. U.S. HSR Act. All applicable waiting periods under the U.S. HSR Act shall have expired or been terminated.

Section 9.7. Purchaser’s Required Regulatory Approvals. All Purchaser’s Required Regulatory Approvals shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

Section 9.8. Account Notification. Sellers shall have complied with all required notification and waiting period requirements applicable to the transactions contemplated by this Agreement.

Section 9.9. Bill of Sale, etc. Each of the Sellers shall have duly authorized, executed and delivered to Purchaser the Bill of Sale, dated as of the Closing Date, and the other instruments of conveyance referred to in Section 8.2(a).

Section 9.10. Services Agreement. The parties thereto shall have executed and delivered the Services Agreement.

ARTICLE 10

CONDITIONS TO PARENT’S OBLIGATION

TO CONSUMMATE THE TRANSACTION

The obligations of Parent under this Agreement to be performed at the Closing are subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

Section 10.1. First Closing Date Under Framework Agreement. The appropriate board committee (Comité de Directores del Directorio de Banco de Chile), the board of directors (Directorio) and the shareholders (junta de accionistas) of Parent shall have approved and consented to the transactions contemplated by the Framework Agreement by all required committee, board or shareholder action, as the case may be, and the transactions contemplated to be completed on the First Closing Date (as defined in the Framework Agreement) shall have been completed.

Section 10.2. Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (i) which are not qualified by or do not contain therein an exception relating to materiality or Purchaser Material Adverse Effect shall be true and correct in all material respects, and (ii) which are qualified by or contain an exception relating to materiality or Purchaser Material Adverse Effect shall be true and correct, in each case, on and as of the Closing Date with the same force and effect as though such representations and warranties were made at the Closing (or, if made with respect to a specific date, at and as of such date); provided, however, that this condition shall be considered satisfied unless the failure of all such representations or warranties (other than those that are qualified by Purchaser Material Adverse Effect) to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 10.3. Compliance with Covenants. The covenants required to be performed by Purchaser at or prior to the Closing pursuant to the terms of this Agreement (including, for the avoidance of doubt, in accordance with the provisions of Section 5.2(b)) shall have been duly performed in all material respects and the condition set forth in Section 6.1(b) shall have been satisfied.

Section 10.4. Officer’s Certificate. Purchaser shall have delivered to Parent a certificate, signed by an executive officer of Purchaser, dated as of the Closing Date, certifying the matters set forth in Sections 10.2 and 10.3.

Section 10.5. No Injunction. No Judgment shall have been rendered in any arbitration, action, suit or proceeding by any Governmental Entity, court or arbitrator which has the effect of enjoining the consummation of the transactions contemplated by this Agreement.

Section 10.6. U.S. HSR Act. All applicable waiting periods under the U.S. HSR Act shall have expired or been terminated.

Section 10.7. Sellers’ Required Regulatory Approvals. All Sellers’ Required Regulatory Approvals shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated.

Section 10.8. Account Notification. Parent shall have complied with all required notification and waiting period requirements applicable to the transactions contemplated by this Agreement.

Section 10.9. Assumption Agreement. Purchaser shall have duly authorized, executed and delivered to the Parent the Assumption Agreement, dated as of the Closing Date.

Section 10.10. Services Agreement. The parties thereto shall have executed and delivered the Services Agreement. .

ARTICLE 11

INDEMNIFICATION

Section 11.1. Indemnification by Parent. Subject to the terms and limitations set forth herein, Parent shall indemnify, defend and hold harmless Purchaser, each of its Affiliates and each of their respective Representatives (together, the “Purchaser Indemnified Parties”) from and against any and all losses, liabilities, obligations, claims (including any third party claims), suits, damages, civil and criminal penalties and fines, costs and expenses, Taxes, levies, imposts, duties, deficiencies, assessments and charges, including any reasonable attorneys’ fees (“Indemnifiable Losses”), relating to, resulting from or arising out of the following:

(a) any breach of the Parent’s representations and warranties contained in this Agreement (other than the representations and warranties contained in Section 3.4(b));

(b) any failure by Parent to perform any covenant or undertaking by Parent contained in this Agreement or any failure by Parent or its Affiliates to have performed any covenant or undertaking in any other Transaction Document to which Parent or such Affiliate is a party (in each case, after giving effect to any applicable time periods for cure;

(c) any breach of the Parent’s representations and warranties contained in Section 3.4(b);

(d) any Excluded Liability set forth in clauses (i)(C), (ii)(A), or (ii)(B) of Section 2.3(b);

(e) any Excluded Liability set forth in clauses (i)(A), (i)(B), (i)(D) or (ii)(C) of Section 2.3(b); and

(f) any Liabilities for Taxes, to the extent arising from the ownership or operation of the Branches and the Business prior to the Closing Date.

Section 11.2. Indemnification by Purchaser. Subject to the terms and limitations set forth herein, Purchaser shall indemnify, defend and hold harmless Parent, each of its Affiliates, and each of their respective Representatives (together, the “Parent Indemnified Parties”), from and against any and all Indemnifiable Losses relating to, resulting from or arising out of the following:

(a) any breach of Purchaser’s representations and warranties contained in this Agreement;

(b) any failure by Purchaser to perform any covenant or undertaking by Purchaser contained in this Agreement or any failure by Purchaser or its Affiliates to have performed any covenant or undertaking in any other Transaction Document to which Purchaser or such Affiliate is a party (in each case, after giving effect to any applicable time periods for cure; and

(c) any Assumed Liability.

Section 11.3. Limitations on Indemnification; Exclusive Remedy.

(a) Notwithstanding anything to the contrary in this Agreement, (i) no Indemnifying Party shall have any liability for any individual Indemnifiable Loss (or series of related Indemnifiable Losses) unless the amount of such Indemnifiable Loss (or series of related Indemnifiable Losses) exceeds $10,000 (each, a “De Minimis Claim”), and no De Minimis Claim shall be applied toward the Threshold; (ii) no Indemnifying Party shall have any liability for any Indemnifiable Losses unless and until the aggregate amount of Indemnifiable Losses for which such Indemnifying Party is responsible exceeds $1,000,000 (the “Threshold”), in which case such Indemnifying Party shall be responsible for all such Indemnifiable Losses; (iii) Parent shall not have any liability pursuant to Section 11.1(a) or Section 11.1(b) for any Indemnifiable Losses in excess of $13,000,000 in the aggregate; (iv) Parent shall not have any liability pursuant to Section 11.1(c) or Section 11.1(d) for any Indemnifiable Losses in excess of $26,000,000 in the aggregate; and (v) Purchaser shall not have any liability pursuant to Section 11.2(a) or (b) for any Indemnifiable Losses in excess of $26,000,000 in the aggregate. For the avoidance of doubt, there shall be no limit on Parent’s aggregate liability for Indemnifiable Losses pursuant to Section 11.1(e) or Section 11.1(f), or Purchaser’s aggregate liability for Indemnifiable Losses pursuant to Section 11.2(c).

(b) Following the Closing, the provisions of this Article 11 shall be the exclusive remedy for any and all claims relating to the subject matter of this Agreement or any of the other Transaction Documents (other than claims arising from an intentional breach or from fraud); provided, however, that the parties hereto agree that irreparable damage would occur if, following the Closing, any obligations pursuant to Section 5.11 were not performed in accordance with the terms thereof and, in such event, the parties shall be entitled to seek the remedy of specific performance of the terms thereof, in addition to any other remedy at law or equity. In furtherance of the foregoing, each party hereby waives, and agrees to cause its Affiliates to waive, from and after the Closing, any and all rights, claims and causes of action they may have against any other party or any Affiliate thereof arising under or based upon any statutory or common law or otherwise (except pursuant to the indemnification provisions set forth in this Article 11, and other than claims arising from an intentional breach or from fraud) to the extent relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

(c) To the extent that Parent or Purchaser shall have any obligation to indemnify and hold harmless any other Person hereunder, such obligation shall not include special, punitive, incidental or indirect damages (and the injured party shall not recover for such amounts) for any breach or default under, or any act or omission arising out of or resulting from, this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, under any form of action whatsoever, whether in contract or otherwise (other than indemnification for amounts paid or payable to third parties in respect of any third party claim for which indemnification hereunder is otherwise required).

Section 11.4. Defense of Claims.

(a) If a Purchaser Indemnified Party or Parent Indemnified Party, as the case may be (an “Indemnified Party”), shall receive notice of the assertion of any claim with respect to which a party required to provide indemnification hereunder (an “Indemnifying Party”) may be obligated under this Agreement to provide indemnification, such Indemnified Party shall give such Indemnifying Party prompt notice thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 11, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnified Party.

(b) An Indemnifying Party, at such Indemnifying Party’s own expense and through counsel reasonably chosen by such Indemnifying Party, may elect to defend any third party claim; and if it so elects, it shall, within twenty (20) Business Days after receiving notice of such third party claim (or sooner, if the nature of such third party claim so requires), notify the Indemnified Party of its intent to do so, and such Indemnified Party shall cooperate in the defense of such third party claim. Such Indemnifying Party shall pay such Indemnified Party’s reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a third party claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article 11 for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that such Indemnified Party shall have the right to employ one counsel (and any necessary local counsel) to represent such Indemnified Party and all other persons entitled to indemnification in respect of such claim hereunder (which counsel shall be acceptable to the Indemnifying Party in its reasonable judgment) if, in such Indemnified Party’s reasonable judgment, a conflict of interest between such Indemnified Party and such

Indemnifying Party exists in respect of such claim, and in that event (i) the reasonable fees and expenses of one such separate counsel (and any necessary local counsel) for all Indemnified Parties shall be paid by such Indemnifying Party and (ii) each of such Indemnifying Party and such Indemnified Party shall have the right to direct its own defense in respect of such claim. If any Indemnifying Party elects not to defend against a third party claim, or fails to notify an Indemnified Party of its election within such twenty (20) Business day period, such Indemnified Party may defend, compromise and settle such third party claim; provided, however, that no such Indemnified Party may settle or compromise any third party claim as to which the Indemnifying Party has acknowledged in writing (in form and substance reasonably satisfactory to the Indemnified Party) its indemnification obligations hereunder, or consent to the entry of any Judgment with respect to such a third party claim, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld). The Indemnifying Party may defend, compromise and settle any third party claim on such terms as it deems appropriate, provided, however, that no Indemnifying Party may settle or compromise any third party claim or consent to the entry of any Judgment, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld).

Section 11.5. Losses Net of Insurance, etc. The amount of any loss, liability, cost or expense for which indemnification is provided under this Article 11 shall be net of any amounts recoverable by the Indemnified Party under an insurance policy with respect to such loss, liability, cost or expense and shall be reduced to take account of the aggregate Tax benefit(s) realized by the Indemnified Party arising from the incurrence or payment of any such loss, liability, cost or expense.

Section 11.6. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Indemnifiable Losses pursuant to Section 11.1 or Section 11.2, as the case may be, and the Indemnified Party could have recovered all or a part of such Indemnifiable Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment; provided that, the Indemnified Party shall not be required to assign any right to proceed against a Potential Contributor if the Indemnified Party determines in its reasonable discretion that such assignment would be materially detrimental to its reputation or future business prospects.

Section 11.7. Mitigation. Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Indemnifiable Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Indemnifiable Losses. In addition, each Indemnified Party shall use its reasonable best efforts to reduce the overall impact of the Indemnifiable Losses by taking advantage of any collateral source for payment and any available insurance proceeds, tax benefits, accruals, reserves or other related savings, both before and within a reasonable period of time after seeking indemnification under this Agreement.

Section 11.8. Termination of Indemnification.

(a) The representations and warranties contained in this Agreement shall survive the Closing and terminate on the first anniversary of the Closing Date. Unless a specific period is set forth in this Agreement (in which event such specified period shall control), all other covenants and agreements contained in this Agreement which are required to be performed after the Closing shall survive the Closing and remain in effect indefinitely.

(b) Parent’s indemnification obligations pursuant to Section 11.1(a), Section 11.1(b), Section 11.1(c) and Section 11.1(d), and Purchaser’s indemnification obligations pursuant to Section 11.2(a) and 11.2(b), shall terminate on the first anniversary of the Closing Date (provided, that such indemnification obligations shall not terminate with respect to any item as to which the applicable Indemnified Party shall have, before the first anniversary of the Closing Date, previously made a claim by delivering a notice of such claim to the Indemnifying Party). Parent’s indemnification obligations pursuant to Section 11.1(e) and 11.1(f), and Purchaser’s indemnification obligations pursuant to Section 11.2(c), shall survive indefinitely (or, if applicable, until the expiration of the applicable statute of limitations).

ARTICLE 12

TERMINATION

Section 12.1. Methods of Termination. This Agreement shall terminate automatically in the event that the Framework Agreement fails to be in full force and effect for any reason. In addition, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and Purchaser;

(b) by either Parent or Purchaser, upon written notice to the other, if there is a material breach of an obligation of the other party hereunder and such breach is not remedied within 30 calendar days after receipt by such breaching party of notice in writing from the non-breaching party, specifying the nature of such breach and requesting that it be remedied;

(c) by either Parent or Purchaser, upon written notice to the other, if any court of competent jurisdiction in the United States or any other United States Governmental Entity issues a final, non-appealable Judgment prohibiting consummation of any material portion of the transactions contemplated hereby; or

(d) by either Parent or Purchaser, upon written notice to the other, following the expiration of 30 calendar days after any Governmental Entity shall have denied or refused to grant the Required Regulatory Approvals, unless within such 30 day period Purchaser and Parent agree to submit or resubmit an application to, or appeal the decision of, the regulatory authority which denied or refused to grant approval thereof.

Section 12.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1 hereof, this Agreement shall become void and have no effect, without any liability on the part of any party to this Agreement or its Representatives, other than the provisions of this Section 12.2, Section 5.11 and Article 13; provided however, a termination of this Agreement shall not defeat or impair the right of any party to pursue such relief as may otherwise be available to it on account of any willful breach of this Agreement or any of the representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE 13

GENERAL PROVISIONS

Section 13.1. Entire Agreement; Modification; Waiver. This Agreement, including all Exhibits hereto, the other Transaction Documents, the Sellers’ Disclosure Schedule and the documents referred to herein constitutes the entire agreement of the parties pertaining to the subject matter contained herein and this Agreement supersedes all prior or contemporaneous agreements, representations and understandings of the parties. No supplement, modification or amendment to, or waiver of this Agreement shall be binding unless executed in writing by Parent and Purchaser. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.2. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed in two or more counterparts (by facsimile or otherwise), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 13.3. Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.4. Payment of Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 13.5. GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES OF SUCH STATE.

(b) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c) PURCHASER AND PARENT EACH IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, AND (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE RELATED DOCUMENTS AND ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (AND EACH AGREES THAT NO SUCH ACTION, SUIT OR PROCEEDING RELATING TO THIS AGREEMENT OR THE RELATED DOCUMENTS SHALL BE BROUGHT BY IT OR ANY OF ITS AFFILIATES EXCEPT IN SUCH COURTS). EACH OF PURCHASER AND PARENT FURTHER AGREES THAT THE SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED

MAIL TO SUCH PERSON’S RESPECTIVE ADDRESS SET FORTH IN SECTION 13.6 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN NEW YORK WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH ABOVE IN THE IMMEDIATELY PRECEDING SENTENCE. EACH OF PURCHASER AND PARENT IRREVOCABLY AND UNCONDITIONALLY WAIVES (AND AGREES NOT TO PLEAD OR CLAIM) ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN (I) THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY OR (II) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 13.6. Addresses of Notice. All notices, requests, demands and other communications provided for under this Agreement and under the related documents shall be in writing (including telegraphic communication) and mailed (by registered or certified mail, return receipt requested, or delivered by Federal Express or other similar express overnight delivery service), or telegraphed, telecopied or delivered to the applicable party at the addresses indicated below.

If to Parent:

Banco de Chile Ahumada 251

Santiago – Chile

Attention: General Counsel

Facsimile: + 562-653 6916

with a copy to (which shall not constitute notice):

Carey y Cía.

Miraflores 222, piso 24

Santiago de Chile

Attention: Diego Peralta

Facsimile: (562) 633-1980

with a copy to (which shall not constitute notice):

Mayer Brown LLP

1909 K Street, NW

Washington, D.C. 20006-1101

Attention: Thomas Delaney

Facsimile: + 1 (202) 263-5216

If to Purchaser:

Citibank, N.A.

399 Park Avenue

New York, New York 10022

Attention: General Counsel, Citibank, N.A.

Facsimile: (212) 793-5300

with a copy to (which shall not constitute notice):

Citigroup Inc.

399 Park Avenue, 3rd Floor

New York, New York 10022

Attention: Deputy General Counsel, M&A Legal

Facsimile: (212) 559-7057

with a copy to (which shall not constitute notice):

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, New York 10018

Attention: Rubén Kraiem

Telecopier: (212) 841-1010

or, to each party, at such other address that party designates in a written notice to the other party in accordance with this section. All such notices, requests, demands or other communications shall be deemed delivered (i) if sent by messenger, upon personal delivery to the party to whom the notice is directed, (ii) if sent by facsimile, upon electronic or telephonic confirmation of receipt from the receiving facsimile machine, (iii) if sent by reputable overnight courier, 1 Business Day after delivery to such courier, or (iv) if sent by mail, 3 Business Days following deposit in the United States mail, postage prepaid, certified mail, return receipt requested.

Section 13.7. Publicity. Except as may be required by law or by the rule or regulations of any governmental authority or securities exchange, prior to the Closing Date, neither party shall, directly or indirectly, make or cause to be made any public announcement or disclosure, or issue any notice, relating to any of the transactions contemplated by this Agreement, unless approved by the other in advance. Both parties will limit the distribution of information relative to this transaction to those persons who must be aware of the Agreement for the performance of their duties. Parent and Purchaser agree that any confidential or proprietary information exchanged between them shall be subject to the confidentiality provisions set forth in paragraph (b) of Article Twelfth of the Framework Agreement, which are hereby incorporated herein by reference.

Section 13.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.9. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.10. Assignment. Neither party shall assign or otherwise transfer any rights or obligations under this Agreement without the express written consent of the other party; provided, however, that either party may assign its rights or obligations under this Agreement to any Affiliate of such party; provided, further, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 13.11. Parent’s Agent for Service of Process. Parent hereby irrevocably appoints C T Corporation System, at its office at 111 Eighth Avenue, New York, New York, 10011, its lawful agent and attorney to accept and acknowledge service of any and all process against it in any action, suit or proceeding arising in connection with this Agreement and upon whom such process may be served, with the same effect as if Parent were a resident of the State of New York and had been lawfully served with such process in such jurisdiction. In the case of any service by Purchaser upon such agent and attorney, Purchaser shall also deliver a copy thereof to Parent at the address and in the manner specified in Section 13.6. In the event that such agent and attorney resigns or otherwise becomes incapable of acting as such, Parent will appoint a successor agent and attorney in New York, New York with like powers.

Section 13.12. Rules of Construction. The parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.13. Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party. Purchaser may designate any Affiliate of Purchaser to be the acquiror of any Acquired Asset.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARENT:

BANCO DE CHILE

By:
Name:
Title:

PURCHASER:

CITIBANK, N.A.

By:
Name:
Title: